EXHIBIT 3.1.5

CONSENT IN LIEU OF A

SPECIAL MEETING OF

THE BOARD OF DIRECTORS

OF

FLOOIDCX CORPORATION

Pursuant to Section 78.315 of the Nevada Revised Statutes (the "Code") the undersigned being all of the directors of FlooidCX Corporation (the "Corporation") a Nevada corporation, acting by unanimous written consent in lieu of a Special Meeting of the Board of Directors do hereby adopt, approve and authorize the actions set forth below and hereby direct the Secretary to place this Unanimous Written Consent in the minutes of the proceedings of the Board of Directors of the Corporation.

WHEREAS, the Board of Directors believe it to be in the best interest of the Company to amend and restate its Articles of Incorporation to change its name to Quantum Energy Corporation; and

WHEREAS, the Board of Directors believe it is in the best interest of the Company to recommend that the Shareholders vote in favor of the amendment to its Articles of Incorporation; and

NOW THEREFORE IT IS HEREBY RESOLVED, that the Articles of Incorporation be amended to change the name of the Company to Quantum Energy Corporation; and

FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and directed to execute and file appropriate Articles of Amendment as Amended and Restated Articles of Incorporation to effect the amendments, in accordance with the provisions of the Nevada Revised Statutes; and

FURTHER RESOLVED, that the officers of the Corporation shall be empowered to implement the actions approved in these resolutions; and

FURTHER RESOLVED, that the officers and directors of the Company are hereby authorized and directed to take all actions necessary to effect the foregoing; and

FURTHER RESOLVED, that the Board may abandon the actions hereby approved, if the Board, in its discretion, determines that such action is no longer in the best interests of the Company or its Shareholders; and

FURTHER RESOLVED, that each of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute, deliver and file all such further agreements, certificates, instruments and documents, in the name and on behalf of the Company; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by the intent and purposes of the foregoing resolutions; and

FURTHER RESOLVED, that in connection with the transactions contemplated in the preceding resolutions, the Secretary of the Company be, and hereby is, authorized in the name and on behalf of the Company, to certify any more formal or detailed resolutions as such officer may deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions; and

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FURTHER RESOLVED, this Consent Action may be executed in one or more counterparts, each of which may be deemed an original, and all of which, when taken together, shall constitute one and the same Consent Action; and

FURTHER RESOLVED, that the Secretary of the Corporation is hereby directed to file a copy of this Consent Action with the minutes of the proceedings of the Corporation.

IN WITNESS WHEREOF, the undersigned hereunto set their hands as of this --6th day November, 2023.

IN WITNESS WHEREOF, the undersigned directors have hereunto set their hands as of the 6th day of November 2023.

DIRECTORS:

/S/ DENNIS M. DANZIK	/S/ WILLIAM WESTBROOK
Dennis Danzik	William Westbrook

/S/ CRAIG KITCHEN
Craig Kitchen

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